As filed with the Securities and Exchange Commission on May 3, 2011

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)		57-1150621 (I.R.S. Employer Identification Number)
200 Executive Drive, Suite 340 West Orange, New Jersey 07052
(Address of Registrant's principal executive offices)

Amended and Restated 2005 Long-Term Incentive Plan
(Full title of the plan)
_______________

Shaun E. McAlmont
President and Chief Executive Officer
Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
(973) 736-9340
(Name, address and telephone number of agent for service)
_______________
Copies to:
John J. Cannon, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Tel: (212) 848-7179

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, no par value per share	1,300,000	$16.3145	$21,208,850	$2462.35

(1)
This registration statement on Form S-8 (this “Registration Statement”) represents an aggregate of 1,300,000 shares of Common Stock, no par value per share (“Shares”), of Lincoln Educational Services Corporation (the “Company” or the “Registrant”) available for issuance under the Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).  In addition, this Registration Statement shall also cover any additional Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Shares.

(2)
Pursuant to Rules 457(h) and 457(b) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price per Share and Proposed Maximum Offering Price is based on the average of the high and low prices of the Registrant’s Class A Common Stock reported on the Nasdaq Stock Market on April 26, 2011, and is estimated solely for the purpose of calculating the registration fee.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-132749) relating to the Plan, filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2006, are hereby incorporated by reference.

Explanatory Statement

The 1,300,000 shares covered by this Registration Statement are available for issuance pursuant to the Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).

 The Plan was initially adopted in 2005 and, subject to certain adjustments, authorized a maximum of 1,000,000 shares of the Company’s common stock that may be issued for all purposes under the Plan.  On March 1, 2011, the Company’s board of directors approved, subject to shareholders’ approval, amending the Plan to increase the aggregate number of shares of common stock available under the Plan to a total of 2,300,000 shares.  On April 29, 2011, the shareholders approved this amendment.

Information Not in Earlier Registration Statement

Item 5.  Interests of Named Experts and Counsel

Kenneth M. Swisstack, General Counsel of the Company, has given an opinion on the validity of the securities being registered.  Mr. Swisstack beneficially owns, or has the right to acquire under the Company’s employee benefit plans, an aggregate of less than 1% of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Orange, State of New Jersey on May 3, 2011.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Cesar Ribeiro
Name:	Cesar Ribeiro
Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Shaun E. McAlmont and Cesar Ribeiro as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on May 3, 2011, in the capacities indicated below.

Signature	Title

/s/ Shaun E. McAlmont	President and Chief Executive Officer, Director
Shaun E. McAlmont

/s/ Cesar Ribeiro	Senior Vice President, Chief Financial Officer and Treasurer
Cesar Ribeiro

/s/ Alexis P. Michas	Non-Executive Chairman of the Board of Directors
Alexis P. Michas

/s/ Alvin O. Austin	Director
Alvin O. Austin

/s/ Peter S. Burgess	Director
Peter S. Burgess

/s/ James J. Burke, Jr.	Director
James J. Burke, Jr.

Signature	Title

/s/ Celia H. Currin	Director
Celia H. Currin

/s/ Paul E. Glaske	Director
Paul E. Glaske

/s/ Charles F. Kalmbach	Director
Charles F. Kalmbach

/s/ J. Barry Morrow	Director
J. Barry Morrow

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed June 28, 2005).

4.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed June 7, 2005).

4.3	Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan.*

5.1	Opinion of Kenneth M. Swisstack, Esq., General Counsel of the Registrant, as to the legality of the securities registered hereby.*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24	Power of Attorney (included in this Registration Statement under “Signatures”).*

*  Filed herewith